Exhibit 4.7

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of _________, 2008, by and between China Growth Alliance Ltd., a company incorporated under the laws of the Cayman Islands having its principal place of business at Room 409, 4/F Aetna Tower, 107 Zunyi Road, Shanghai, 200051, China (“Company”) and American Stock Transfer & Trust Company, a New York corporation with offices at 6201-15th Avenue, Brooklyn, New York 11219 (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of Units (“Units”), with each Unit comprised of: (i) one sub-unit (“Sub-Unit”), the contents of which are not separable (except as set forth herein), consisting of one Ordinary Share (as hereinafter defined) and one Class B Public Warrant (as hereinafter defined), and (ii) one Class A Public Warrant (as hereinafter defined), separable from the Sub-Unit as described herein;

WHEREAS, in connection with the Public Offering, the Company has determined to issue and deliver up to: (i) 8,050,000 Class A Public Warrants (the “Class A Public Warrants”) to the public investors (which includes 1,050,000 Class A Public Warrants which are a part of the underwriters’ over-allotment option), with each of such Class A Public Warrants evidencing the right of the holder thereof to purchase one ordinary share, par value $0.0005 per share, of the Company (the “Ordinary Shares”) for $5.50, subject to adjustment as described herein; (ii) 8,050,000 Class B Warrants (which includes 1,050,000 Class B Public Warrants which are a part of the underwriters’ over-allotment option) (the “Class B Public Warrants” and together with the Class A Public Warrants, the “Public Warrants”), where each two (2) Class B Public Warrants will detach from the Sub-Unit and automatically convert into one (1) Class A Public Warrant upon consummation of the Company’s initial Business Combination (as defined below), each such Class A Public Warrant evidencing the right of the holder thereof to purchase one (1) Ordinary Share; (iii) 350,000 Class A Public Warrants and 350,000 Class B Public Warrants to Jesup & Lamont Securities Corporation (“Jesup”) as lead managing underwriter of the several underwriters of the Public Offering (the “Underwriters”) or its designees (the “Underwriter’s Warrants”), with each Class A Public Warrant of such Underwriter’s Warrants evidencing the right of the holder thereof to purchase one Ordinary Share for $7.50, and each two Class B Public Warrants of such Underwriter’s Warrants automatically converting into one Class A Public Warrant, identical to the Class A Public Warrants within the Underwriter’s Units, evidencing the right of the holder to exercise each converted Class A Public Warrant for the purchase one Ordinary Share for $7.50, subject to adjustment as described herein;

WHEREAS, immediately prior to the completion of the Public Offering, the Company shall sell and issue 3,040,000 warrants to purchase a like number of Ordinary Shares in a private placement under Regulation S of the Securities Act of 1933, as amended (the “Private Warrants” and, collectively with the Public Warrants and the Underwriter’s Warrants, the “Warrants”) pursuant to that certain Subscription Agreement dated ____________, 2008 (the “Subscription Agreement”), with each of such Private Warrants evidencing the right of the holder(s) thereof (collectively, the “Initial Purchaser”) to purchase one Ordinary Share for $5.50;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement, No. 333-149770 on Form F-1 (“Registration Statement”) for the registration under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants, the Underwriter’s Warrants and the Ordinary Shares issuable upon exercise of each of the Public Warrants and the Underwriter’s Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only. The Public Warrants and the Underwriter’s Warrants shall be in substantially the form of Exhibit A hereto (it being acknowleged, however, that the Underwriter’s Warrants shall be exercisable into Ordinary Shares at $7.50 per share) and the Private Warrants shall be in substantially the form of Exhibit B hereto, the provisions of each of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Co-Chief Executive Officer or President and Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Public Warrants.

2.4.1 Class A Public Warrants. The Class A Public Warrants comprising the Units will begin to trade separately from the Sub-Units on the 10th trading day following the earlier to occur of: (i) the expiration of the Underwriters’ over-allotment option as described in the Registration Statement or (ii) the exercise of such Underwriters’ over-allotment option in full (the “Detachment Date”); provided that in no event will Jesup allow the separate trading of the securities comprising the Units until: (a) the Company files with the SEC a Current Report on Form 8-K (or similar form for foreign private issuers), which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the sale of the Private Warrants and the Public Offering, including the proceeds received by the Company from the exercise of the Underwriters’ over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K; and (b) the Company issues a press release and files with the SEC a Current Report on Form 8-K announcing when such separate trading will begin; provided, that the date on which separate trading begins is a business day. Following the date the Class A Public Warrants and Sub-Units are eligible to trade separately, the Units will continue to be listed for trading, and any holder of Units may elect to break apart the Unit by separating the Class A Public Warrants from the Sub-Unit or as a Unit. Unit holders will have the ability to trade Sub-Units or Class A Public Warrants as Units until such time as the Class A Public Warrants expire or are redeemed.

2.4.2 Class B Public Warrants. The Class B Public Warrants contained within the Sub-Units shall never trade separately, and upon the Company’s consummation of an initial share reconstruction and amalgamation, capital stock exchange, asset acquisition, contractual control arrangement or other similar business combination (as described more fully in the Registration Statement, a “Business Combination”), each Sub-Unit shall separate, whereupon every two (2) Class B Public Warrants contained therein shall automatically convert into one (1) separable Class A Public Warrant. For every odd lot Class B Public Warrant so converted, the Company will pay to each holder thereof on a record date which is the first trading day following the Company’s business combination cash in an amount equal to one half of the fair market price of the Class A Public Warrants, which will be calculated by the volume weighted average trading price of the Class A Public Warrants for the 15 trading days prior to the date of the vote by the Company’s shareholders the Business Combination.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Public Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Public Warrant and this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $5.50 per whole share, subject to the adjustments provided in this Section 3.1 and Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised, it being agreed that the exercise price for the Underwriter’s Warrants shall be $7.50.  The Company in its sole discretion may lower the Warrant Price for the Public Warrants at any time prior to the Expiration Date for a period of not less than twenty business days, provided that any such reduction shall be identical among all Public Warrants.

3.2 Duration of Warrants.

3.2.1 Public Warrants and Underwriter’s Warrants. A Public Warrant or Underwriter’s Warrant may be exercised only during the period commencing on the later of: (i) the Company’s initial Business Combination, or (ii) [             ], 2009, and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [             ], 2013 or (y) (if not held by their permitted assignee or designee) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement. Notwithstanding the foregoing, no Public Warrant or Underwriter’s Warrant shall be exercisable unless, at the time of exercise, a registration statement relating to the Ordinary Shares issuable upon the exercise of such Public Warrant or Underwriter’s Warrant is effective and current and a prospectus is available for use by the holders thereof and the Ordinary Shares has been qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Public Warrants or Underwriter’s Warrants.

3.2.2 Private Warrants. A Private Warrant may be exercised only during the period following consummation of a Business Combination by the Company and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [             ], 2013 or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement. The Private Warrants are not subject to redemption so long as they are held by their initial purchasers or their permitted designees. The Private Warrants may not be sold, assigned or transferred until after the day following consummation of a Business Combination.

3.2.3 General. The period during which a Warrant may be exercised shall be deemed the “Exercise Period” and the termination of such Exercise Period shall be deemed the “Expiration Date”. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days and, further provided that any such extension shall be identical in duration among all of the Warrants. In the event that the Company desires to extend the Expiration Date of the Warrants, the Company take such other actions are as required by applicable regulatory authorities.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Class A Public Warrants and this Warrant Agreement, a Class A Public Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Class A Public Warrant, duly executed by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of the Ordinary Shares.

3.3.2 Exercise of Private Warrant. Notwithstanding anything contained herein to the contrary, the Private Warrant may, in addition to being exercised for cash as provided for therein, at any time after the later to occur of a Business Combination or one year from the effective date of the Registration Statement, and provided that at the time of exercise they are held by the original purchaser thereof or its permitted assigns, be exercised on a “cashless basis” by surrendering such Private Warrant for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrant, multiplied by the difference between the Warrant Price and the “FMV” (defined below) by (y) the FMV. The “FMV” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third business day prior to the date on which notice of exercise is received by the Company.

3.3.3 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (except in the case of a cashless exercise of a Private Warrant), the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant (other than a Private Warrant) unless: (i) a registration statement under the Act with respect to the Ordinary Shares issuable upon such exercise is effective or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside. Warrants (other than Private Warrants) may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In no event will the Company be required to provide the registered holder of any Warrant with a net-cash settlement or other consideration in lieu of physical settlement in Ordinary Shares, regardless of whether the Ordinary Shares underlying any such Warrant is registered pursuant to an effective registration statement. Accordingly, the Warrants may expire unexercised and worthless if a current registration statement covering the Ordinary Shares is not effective.

3.3.4 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Class A Public Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5 Date of Issuance. Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments. The provisions of this Section 4 shall apply only to the Public Warrants and the Underwriter’s Warrants.

4.1 Stock Dividends - Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split up of Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Ordinary Shares issuable on exercise of each Class A Public Warrant or Underwriter’s Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Class A Public Warrant and Underwriter’s Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Class A Public Warrants and Underwriter’s Warrant is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Class A Public Warrants and or Underwriter’s Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the applicable Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the applicable Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the applicable Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Class A Public Warrant or Underwriter’s Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Class A Public Warrant or Underwriter’s Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the applicable Warrant holders, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary (except as provided for in Section 2.4.2 with respect to the Class B Public Warrants), the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the Ordinary Shares to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Transfer of Warrants. (a) Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment Date, this Section 5.1 will have no further force and effect.

(b) After the Detachment Date and until the consummation of the Company’s initial Business Combination, the Class B Public Warrants may be transferred or exchanged only together with the Sub-Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Sub-Unit.

5.2 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.3 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.5 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.7 Private Warrants. Notwithstanding anything herein to the contrary, the Warrant Agent shall not register for transfer any Private Warrants until after the consummation of a Business Combination, except for: (a) transfers of Private Warrants resulting from the death of any of the holders thereof, (b) transfers by operation of law, (c) any transfer for estate planning purposes to persons immediately related to the transferor by blood, marriage or adoption, or (d) transfers to any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, on condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each permitted transferee or the trustee or legal guardian for each permitted transferee agrees to be bound by the terms of the Subscription Agreement.

6. Redemption.

6.1 Redemption. Not less than all of the outstanding Public Warrants and the Underwriter’s Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.3, at the price of $.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Ordinary Shares has been equal to or greater than $11.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding the foregoing, the Registration Statement (or another registration statement covering the Public Warrants and the Underwriter’s Warrants) must be current in order for the Company to exercise its redemption rights pursuant to this Section 6. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of Jesup. The Private Warrants are not subject to this Section 6 provided they are held by the initial purchasers thereof, or their permitted designees.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Outstanding Warrants Only. The Company understands the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption are met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of Jesup.

6.5 Exclusion of Private Warrants. The Company understands that the redemption rights provided for by this Section 6 do not apply to the Private Warrants if at the time of redemption such warrants continue to be held by the Initial Purchaser or its permitted assigns. However, once such Private Warrants are transferred other than to any permitted assign, the Company may redeem the Private Warrants, provided that the criteria for redemption are met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4 Registration of Ordinary Shares. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the SEC a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of the Ordinary Shares issuable upon exercise of the Warrants, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Ordinary Shares issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to use its best efforts to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement; provided, however, the Company shall not be obligated to deliver Ordinary Shares and shall not have penalties for failure to deliver Ordinary Shares if a registration statement is not effective at the time of exercise by the holder. In addition, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of Jesup. Notwithstanding the foregoing, a Warrant can expire unexercised regardless of whether a registration statement is current under the Act with respect to the Ordinary Shares issuable upon exercise of the Warrants. In no event will the registered holder of a warrant be entitled to receive a net-cash settlement or Ordinary Shares or other consideration as of result of the Company's non-compliance with this Section 7.4.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder as set forth on Exhibit C hereto, and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Operating Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

8.5 Acceptance of Agency . The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Ordinary Shares through the exercise of Warrants.

8.6 Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent, as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Warrant Agent, to:

American Stock Transfer & Trust Company
6201-15th Avenue
Brooklyn, New York 11219
Attn: [                        ]
Fax No.: [                        ]

if to the Company, to:

China Growth Alliance Ltd.
Room 409, 4/F Aetna Tower
107 Zunyi Road
Shanghai, 200051, China
Attn:
Fax No.: [                        ]

in either case with a copy to:

Jesup & Lamont Securities Corporation
650 Fifth Avenue
New York, New York 10019
Attn: Averell W. Satloff
Fax No.: ___________________

and

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attn: Douglas S. Ellenoff, Esq.
Fax No.: (212) 370-7889

a
and

Gersten Savage LLP
600 Lexington Avenue
New York, New York 10022
Attn: Arthur S. Marcus, Esq.
Fax: (212) 980-5192

9.3 Applicable law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 6.4, 7.4 and 9.8 hereof, Jesup, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Jesup shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 6.1, 6.4, 7.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and Jesup with respect to the Sections 6.1, 6.4, 7.4 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of Jesup and the registered holders of a majority of the then-outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:_____________________________________	CHINA GROWTH ALLIANCE LTD.

By: _____________________________________
Name:
Title:

Attest:_____________________________________	AMERICAN STOCK TRANSFER & TRUST COMPANY

By: _____________________________________
Name:
Title: